DRAFT OPINION

SPDR Series Trust

One Iron Street

Boston, Massachusetts 02210

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 8(g) of the Plan of Reorganization (the “Agreement”), dated as of [•], 2023, by and among SPDR Series Trust, a Massachusetts business trust (the “Trust”), on behalf of its series SPDR Portfolio S&P 600 Small Cap ETF (the “Surviving Fund”), and the Trust, on behalf of its series SPDR S&P 600 Small Cap ETF (the “Acquired Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. For purposes of this opinion, the Trust will be referred to as the “Surviving Entity” and the “Acquired Entity” when it is referred to in its capacity as the statutory trust of which the Surviving Fund and the Acquired Fund, respectively, are series.

The Agreement contemplates the acquisition of all the assets of the Acquired Fund (as described in Section 1 of the Agreement) by the Surviving Fund in exchange solely for (a) the assumption by the Surviving Fund of all of the liabilities of the Acquired Fund and (b) the shares of the classes of shares of beneficial interest of the Surviving Fund (the “Surviving Fund Shares”) corresponding to the classes of outstanding shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shares”) and cash in lieu of fractional Surviving Fund Shares, with such cash and shares having an aggregate value equal to the value of the net assets of the Acquired Fund being acquired, and the subsequent distribution of the Surviving Fund Shares and cash in lieu of fractional Surviving Fund Shares, in accordance with Section 6 of the Agreement, to the Acquired Fund shareholders pro rata in complete redemption of the Acquired Fund Shares and in complete liquidation of the Acquired Fund (such acquisition, assumption, issuance and delivery, and distribution is referred to herein as the “Reorganization”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Information Statement and Prospectus of the Trust on behalf of the Acquired Fund and the Surviving Fund, dated [•], 2023 (the “Registration Statement”), and related documents (together with the Registration Statement, the “Transaction Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Transaction Documents.

SPDR Series Trust

[•], 2023

Page Two

As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Transaction Documents and in certificates of the Acquired Entity, on behalf of the Acquired Fund, and the Surviving Entity, on behalf of the Surviving Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Transaction Documents and in the Certificates will be true and correct in all material respects as of the date of the Transaction (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Transaction Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary Treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Reorganization, we are of the opinion that, for United States federal income tax purposes:

1.

The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of the Acquired Fund and the Surviving Fund will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.

No gain or loss will be recognized by the Acquired Fund upon the transfer of all its assets to the Surviving Fund in the Reorganization solely in exchange for the Surviving Fund Shares and the assumption by the Surviving Fund of all of the liabilities of the Acquired Fund, or upon the distribution of Surviving Fund Shares to the shareholders of the Acquired Fund, except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Acquired Fund’s taxable year or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.

No gain or loss will be recognized by the Surviving Fund upon receipt of all the assets of the Acquired Fund solely in exchange for the Surviving Fund Shares and the assumption by the Surviving Fund of the liabilities of the Acquired Fund as part of the Reorganization.

SPDR Series Trust

[●], 2023

Page Three

4.

The tax basis in the hands of the Surviving Fund of the assets transferred from the Acquired Fund to the Surviving Fund in the Reorganization will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer.

5.

The holding period in the hands of the Surviving Fund of each asset transferred from the Acquired Fund to the Surviving Fund in the Reorganization, other than assets with respect to which gain or loss is required to be recognized in the Reorganization, will include the period during which the asset was held by the Acquired Fund (except where investment activities of the Surviving Fund have the effect of reducing or eliminating the holding period with respect to an asset).

6.

No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for Surviving Fund Shares as part of the Reorganization (except with respect to cash received in lieu of fractional shares).

7.

The aggregate tax basis of the Surviving Fund Shares received by each shareholder of the Acquired Fund in the Reorganization (including fractional shares to which the shareholder would be entitled but for the distribution of cash in lieu of fractional shares) will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor.

8.

Each Acquired Fund shareholder’s holding period for the Surviving Fund Shares received by the shareholder in the Reorganization will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund shareholder held such Acquired Fund Shares as capital assets on the date of the exchange.

This opinion is being delivered solely to you in connection with the Reorganization and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Acquired Fund and the Surviving Fund, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder. This letter is not to be relied upon for the benefit of any other person or for any other purpose.

We hereby consent to the use of our name in the Registration Statement on Form N-14 relating to the Reorganization and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

SPDR Series Trust

[●], 2023

Page Four

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP